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                                                                      EXHIBIT 21

TEAMSTAFF, INC.
SUBSIDIARIES OF REGISTRANT

DSI-Staff ConnXions-Northeast, Inc.

DSI-Staff ConnXions-Southwest, Inc.

TeamStaff Rx, Inc.

TeamStaff Solutions, Inc.

TeamStaff I, Inc.

TeamStaff II, Inc.

TeamStaff III, Inc.

TeamStaff IV, Inc.

TeamStaff V, Inc.

TeamStaff VI, Inc.

TeamStaff VII, Inc.

TeamStaff VIII, Inc.

TeamStaff Insurance, Inc.

TeamStaff IX, Inc.